Exhibit 23.5

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of LiveXLive Media, Inc. on Amendment No. 2 to Form S-1 (File No. 333-217893) of our report dated March 14, 2016, with respect to our audits of the consolidated financial statements of Snap Interactive, Inc. and subsidiary as of December 31, 2015 and 2014 and for each of the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 11, 2017